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                                                                     Exhibit 5

                            S I D L E Y & A U S T I N
                a partnership including professional corporations


      DALLAS                      BANK ONE PLAZA                    HONG KONG
                               10 S. DEARBORN STREET
    LOS ANGELES               CHICAGO, ILLINOIS 60603                 LONDON
                              TELEPHONE 312 853 7000
     NEW YORK                 FACSIMILE 312 853 7036                 SHANGHAI

      SEATTLE                                                       SINGAPORE
                                   FOUNDED 1866
 WASHINGTON, D.C.                                                     TOKYO




                                 March 30, 2001


Peapod, Inc.
9933 Woods Drive
Skokie, Illinois 60077

                  Re:      PEAPOD, INC. REGISTRATION STATEMENT ON FORM S-8
                           ------------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for Peapod, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to 4,070,000 shares of common stock, par value $.01 per share, including associated preferred stock purchase rights of the Company ("Common Stock"), to be offered to participants in the Company's Year 2000 Long Term Incentive Plan, 560,000 shares of Common Stock to be offered to participants in the Company's Employee Incentive Plan (2000) and 250,000 shares of Common Stock to be issued under the Company's CEO Plan (2000) (the "Plans").

                  We are familiar with the Restated Certificate of Incorporation and the Restated By-laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Plans and the Registration Statement.

                  In this connection, we have examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and others, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

                  Based upon the foregoing, we are of the opinion that:

                  1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

                  2. Each share of Common Stock will be legally issued, fully paid and nonassessable when: (i) the Registration Statement shall have become effective under the


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SIDLEY & AUSTIN                                                          CHICAGO

March 30, 2001
Page 2


Securities Act; (ii) such share of Common Stock shall have been duly issued and sold in the manner contemplated by the applicable Plan; and (iii) a certificate representing such share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof against payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the applicable Plan.

                  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to the application of the securities or blue sky laws of the various states to the sale of shares of common stock.

                  This opinion is limited to the General Corporation Law of the State of Delaware.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                          Very truly yours,



                                                          /s/ Sidley & Austin